                                                                    EXHIBIT 99.1

--------------------------------------------------------------------------------

(NABORS INDUSTRIES LTD. LOGO)                                       NEWS RELEASE

--------------------------------------------------------------------------------

           NABORS 3Q04 NET $0.48 VS. $0.33 ON STRONG U.S. LAND RESULTS

ST. MICHAEL, BARBADOS, OCTOBER 25, 2004, NABORS INDUSTRIES LTD. (AMEX: NBR), today announced its results for the third quarter and nine months ended September 30, 2004. Adjusted income derived from operating activities(1) was $84.1 million for the third quarter compared to $52.9 million in the third quarter of 2003 and $46.7 million in the second quarter of this year. Net income was $75.6 million ($0.48 per diluted share) for the third quarter compared to $50.3 million ($0.33 per diluted share) in the third quarter of 2003 and $46.3 million ($0.30 per diluted share) in the second quarter of this year. For the nine months ended September 30, 2004, adjusted income derived from operating activities was $215.8 million, compared to $146.9 million in 2003. Net income for the first nine months of 2004 was $193.7 million ($1.24 per diluted share) compared to $127.4 million ($0.83 per diluted share) in the first nine months of 2003.

Gene Isenberg, Nabors' Chairman and Chief Executive Officer commented on the results, "I am very pleased with our third quarter results, which are only beginning to reflect the pricing and volume momentum in most of our businesses. Compared to this year's second quarter, our U.S. Lower 48 land drilling unit posted the most significant gain, more than doubling its operating performance, as a result of increased dayrates and rig count as well as lower costs. Canada achieved the next largest increase despite weather-inhibited activity in that market. International also contributed significantly as the unusual cost issues of the second quarter dissipated and we began to experience the full contribution of the three accommodation units we acquired late in the second quarter. We also benefited from the initial effects of what looks to be a sustained increase in international activity with firmer pricing, particularly in the Middle East and North Africa. U.S. Land well-servicing increased further on a solid pricing environment and a slight increase in rig hours. Our Gulf of Mexico unit was down slightly as offshore workover activity remained slow but a recent increase in bids is causing us to raise our near-term expectations. Alaska was down during the quarter as expected. Our oil and gas and other operating segments, while less meaningful, showed improvement in the aggregate.

"We are confident of a strong environment for all of our more significant businesses over the next several quarters and beyond. We expect our U.S. Land drilling unit to continue to achieve sequentially higher results, primarily from margin improvements which appear to be larger and more sustainable than we previously expected. The rig count will grow at a slower pace than recent quarters as there are fewer available rigs and we incur longer lead-times and higher costs to upgrade and reactivate stacked rigs.

-----------------
(1) Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading "Segment Reporting."

"Our Canadian unit is operating at much higher levels than we saw in the third quarter as we ramp up into the winter drilling season with margins and activity likely headed for both quarterly and all-time highs over the next two quarters. We are renovating and upgrading a number of older less functional rigs into like-new, state-of-the-art rigs with AC/PLC controls and a fast-moving configuration. These rigs are being built to a specification that facilitates their ability to also work in multiple markets other than Canada. We are also constructing an all new coiled tubing drilling rig for a long-term contract in Alberta.

"Our U.S. Gulf of Mexico operations are expected to see improved results in the fourth quarter as a result of an increase in the number of inquiries in this unit. The loss of one of our MODS deepwater platform rigs during Hurricane Ivan is not expected to have any negative financial effect. Alaska should begin to improve as we enter the winter exploration season but we still expect it to be well below the levels of prior years as long as the major operators there have other capital allocation priorities. The outlook for our U.S. Land well-servicing unit is very good for the foreseeable future with increasing activity and pricing likely. We do expect the fourth quarter for well servicing to be down seasonally with the holidays and shorter daylight hours yielding fewer rig hours which will be only partially offset by further improvements in pricing. Our other operating segments are likely to show more modest improvements as our marine transportation unit is improving along with most of the other businesses in this category.

"Internationally, we expect to see meaningful increases in results beginning in the fourth quarter and continuing into next year as ten new contracts for oil drilling rigs in Saudi Arabia commence, four before the end of the year and the other six in first and second quarters. Additionally, there are numerous other prospective rig contracts in other areas pending.

"Our long-held belief that we are in a more enduring cycle continues to be reinforced as healthy demand in the face of increasing supply challenges persist for both North American natural gas and global crude oil. Additional land-based drilling is virtually the only short-term means of mitigating these situations primarily on land in North America for natural gas, and the Middle East and North Africa for crude oil. Nabors well-established position and reputation in these regions, coupled with the breadth of our active and available fleets bodes well for our ability to generate increasing profitability and returns throughout the life of this cycle.

The Nabors companies own and operate almost 600 land drilling and approximately 900 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 44 platform rigs, 19 jack-up units, and three barge rigs in the United States and multiple international markets. Nabors markets 31 marine transportation and support vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements.

For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at (281) 775-8038. To request Investor Materials, call our corporate headquarters in St. Michael, Barbados at
(246) 421-9471 or via email at dan.mclachlin@nabors.com. Nabors will conduct a conference call to discuss the quarter's results and the near-term outlook, tomorrow October 26, 2004, at 11:00 a.m. Eastern Daylight Time. The call can be accessed on our website at WWW.NABORS.COM, or through First Call at WWW.FIRSTCALLEVENTS.COM.

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                                   (UNAUDITED)

                                                                        THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                            -----------------------------------------    -------------------------
                                                                   SEPTEMBER 30,            JUNE 30,          SEPTEMBER 30,
                                                            --------------------------    -----------    -------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                        2004           2003           2004          2004          2003
                                                            -----------    -----------    -----------    -----------   -----------
Revenues and other income:
   Operating revenues                                       $   585,652    $   473,494    $   530,715    $ 1,709,348   $ 1,355,883
   Earnings (losses) from unconsolidated affiliates                (292)         2,485          1,153          4,683         9,747
   Interest and dividend income                                   6,782          6,442          7,879         21,166        21,133
   Other income, net                                              3,953          2,279          6,907         15,279         2,326
                                                            -----------    -----------    -----------    -----------   -----------
      Total revenues and other income                           596,095        484,700        546,654      1,750,476     1,389,089
                                                            -----------    -----------    -----------    -----------   -----------
Costs and other deductions:
   Direct costs                                                 378,084        323,296        368,941      1,137,065       926,647
   General and administrative expenses                           49,548         41,207         45,441        140,588       122,935
   Depreciation and amortization                                 64,229         57,394         60,843        185,560       166,854
   Depletion                                                      9,408          1,136          9,977         34,995         2,254
   Interest expense                                              10,533         15,991         11,387         37,779        54,705
                                                            -----------    -----------    -----------    -----------   -----------
      Total costs and other deductions                          511,802        439,024        496,589      1,535,987     1,273,395
                                                            -----------    -----------    -----------    -----------   -----------
Income before income taxes                                       84,293         45,676         50,065        214,489       115,694
                                                            -----------    -----------    -----------    -----------   -----------
Income tax expense (benefit):
  Current                                                         4,976            644          6,391         15,572         7,930
  Deferred                                                        3,691         (5,249)        (2,674)         5,226       (19,593)
                                                            -----------    -----------    -----------    -----------   -----------
    Total income tax expense (benefit)                            8,667         (4,605)         3,717         20,798       (11,663)
                                                            -----------    -----------    -----------    -----------   -----------
Net income                                                  $    75,626    $    50,281    $    46,348    $   193,691   $   127,357
                                                            ===========    ===========    ===========    ===========   ===========
Earnings per share (1):
   Basic                                                    $       .51    $       .34    $       .31    $      1.30   $       .87
   Diluted                                                  $       .48    $       .33    $       .30    $      1.24   $       .83
Weighted-average number of common shares outstanding (1):
  Basic                                                         149,089        146,905        148,866        148,646       146,332
                                                            -----------    -----------    -----------    -----------   -----------
  Diluted                                                       163,919        153,378        155,234        163,584       158,090
                                                            -----------    -----------    -----------    -----------   -----------
Adjusted income derived from operating activities (2)       $    84,091    $    52,946    $    46,666    $   215,823   $   146,940
                                                            ===========    ===========    ===========    ===========   ===========


(1) See "Computation of Earnings Per Share" included herein as a separate schedule.

(2) Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading "Segment Reporting".

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                  SEPTEMBER 30,       JUNE 30,           DECEMBER 31,
(IN THOUSANDS, EXCEPT RATIOS)                                         2004              2004                 2003
                                                                ---------------     ---------------     ---------------
ASSETS
Current assets:
Cash and marketable securities                                  $       764,060     $       787,615     $       919,673
Accounts receivable, net                                                480,117             411,034             410,487
Other current assets                                                    204,360             180,054             185,487
                                                                ---------------     ---------------     ---------------
     Total current assets                                             1,448,537           1,378,703           1,515,647
Marketable securities                                                   430,913             432,152             612,417
Property, plant and equipment, net                                    3,190,374           3,117,872           2,990,792
Goodwill, net                                                           321,010             311,343             315,627
Other long-term assets                                                  227,586             210,598             168,209
                                                                ---------------     ---------------     ---------------
     Total assets                                               $     5,618,420     $     5,450,668     $     5,602,692
                                                                ===============     ===============     ===============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt                               $           750     $         4,147     $       299,385
Other current liabilities                                               330,566             315,500             298,988
                                                                ---------------     ---------------     ---------------
     Total current liabilities                                          331,316             319,647             598,373
Long-term debt                                                        2,002,530           1,989,568           1,985,553
Other long-term liabilities                                             513,011             497,351             528,491
                                                                ---------------     ---------------     ---------------
     Total liabilities                                                2,846,857           2,806,566           3,112,417
Shareholders' equity                                                  2,771,563           2,644,102           2,490,275
                                                                ---------------     ---------------     ---------------
     Total liabilities and shareholders' equity                 $     5,618,420     $     5,450,668     $     5,602,692
                                                                ===============     ===============     ===============

Total cash, marketable and non-marketable securities
     (included in other current and non-current assets)         $     1,321,817     $     1,299,648     $     1,579,090

Working capital                                                 $     1,117,221     $     1,059,056     $       917,274

Funded debt to capital ratio:
    - Gross                                                            0.42 : 1            0.43 : 1            0.48 : 1
    - Net of cash, marketable and non-marketable securities            0.20 : 1            0.21 : 1            0.22 : 1
Interest coverage ratio:                                               11.4 : 1             9.5 : 1             6.8 : 1

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES
                                SEGMENT REPORTING
                                   (UNAUDITED)

The following tables set forth certain information with respect to our reportable segments and rig activity:


                                                                   THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                        -----------------------------------------    --------------------------
                                                              SEPTEMBER 30,            JUNE 30,            SEPTEMBER 30,
                                                        --------------------------    -----------    --------------------------
(IN THOUSANDS, EXCEPT RIG ACTIVITY)                         2004          2003           2004           2004            2003
                                                        -----------    -----------    -----------    -----------    -----------
Reportable segments:
Operating revenues and Earnings from
  unconsolidated affiliates:
    Contract Drilling: (1)
      U.S. Lower 48 Land Drilling                       $   202,283    $   132,065    $   172,049    $   527,700    $   336,272
      U.S. Land Well-servicing                               95,377         78,773         88,162        263,018        236,937
      U.S. Offshore                                          33,929         25,928         31,556         96,806         72,322
      Alaska                                                 16,982         20,187         19,701         66,020         86,601
      Canada                                                 89,293         71,489         61,905        289,964        222,113
      International                                         111,618        106,228        107,185        321,790        290,018
                                                        -----------    -----------    -----------    -----------    -----------
       Subtotal Contract Drilling (2)                       549,482        434,670        480,558      1,565,298      1,244,263
    Oil and Gas (3)                                          14,216          3,366         14,173         49,515          7,452
    Other Operating Segments (4) (5)                         41,408         48,635         52,740        150,086        150,396
    Other reconciling items (6)                             (19,746)       (10,692)       (15,603)       (50,868)       (36,481)
                                                        -----------    -----------    -----------    -----------    -----------
      Total                                             $   585,360    $   475,979    $   531,868    $ 1,714,031    $ 1,365,630
                                                        ===========    ===========    ===========    ===========    ===========
Adjusted income (loss) derived
 from operating activities:
 Contract Drilling: (1)
   U.S. Lower 48 Land Drilling                          $    30,221    $     8,215    $    12,971    $    51,760    $     8,136
   U.S. Land Well-servicing                                  18,511         12,925         14,394         42,638         35,877
   U.S. Offshore                                              4,507            658          4,796         14,120         (2,782)
   Alaska                                                     2,522          5,584          3,756         13,488         31,272
   Canada                                                    13,888         10,931          2,851         60,011         35,320
   International                                             24,713         22,078         18,753         62,057         58,808
                                                        -----------    -----------    -----------    -----------    -----------
    Subtotal Contract Drilling (2)                           94,362         60,391         57,521        244,074        166,631
 Oil and Gas (3)                                              4,018          2,215            896          9,420          4,876
 Other Operating Segments (4) (5)                            (3,094)          (790)        (2,106)        (5,631)         4,397
 Other reconciling items (7)                                (11,195)        (8,870)        (9,645)       (32,040)       (28,964)
                                                        -----------    -----------    -----------    -----------    -----------
    Total                                                    84,091         52,946         46,666        215,823        146,940
Interest expense                                            (10,533)       (15,991)       (11,387)       (37,779)       (54,705)
Interest and dividend income                                  6,782          6,442          7,879         21,166         21,133
Other income, net                                             3,953          2,279          6,907         15,279          2,326
                                                        -----------    -----------    -----------    -----------    -----------
Income before income taxes                              $    84,293    $    45,676    $    50,065    $   214,489    $   115,694
                                                        ===========    ===========    ===========    ===========    ===========
Rig activity:
Rig years: (8)
   U.S. Lower 48 Land Drilling                                207.9          157.4          193.4          192.2          134.6
   U.S. Offshore                                               14.0           14.1           15.5           14.4           14.2
   Alaska                                                       6.4            6.3            6.7            6.9            8.0
   Canada                                                      41.9           39.1           25.8           43.6           40.4
   International (9)                                           66.3           63.3           65.6           65.6           60.1
                                                        -----------    -----------    -----------    -----------    -----------
      Total rig years                                         336.5          280.2          307.0          322.7          257.3
                                                        ===========    ===========    ===========    ===========    ===========
Rig hours: (10)
   U.S. Land Well-servicing                                 289,312        275,610        287,350        851,810        830,933
   Canada Well-servicing                                     86,676         90,233         67,873        272,145        229,393
                                                        -----------    -----------    -----------    -----------    -----------
      Total rig hours                                       375,988        365,843        355,223      1,123,955      1,060,326
                                                        ===========    ===========    ===========    ===========    ===========

(1) These segments include our drilling, workover and well-servicing operations, on land and offshore.

(2) Includes Earnings (losses) from unconsolidated affiliates, accounted for by the equity method, of ($.26) million, $1.0 million and $1.1 million for the three months ended September 30, 2004 and 2003 and June 30, 2004, respectively, and $1.9 million and $2.7 million for the nine months ended September 30, 2004 and 2003, respectively.

(3) Represents our oil and gas exploration, development and production operations.

(4) Includes our marine transportation and supply services, drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(5) Includes Earnings (losses) from unconsolidated affiliates, accounted for by the equity method, of ($.03) million, $1.5 million and $.1 million for the three months ended September 30, 2004 and 2003 and June 30, 2004, respectively, and $2.8 million and $7.0 million for the nine months ended September 30, 2004 and 2003, respectively.

(6)      Represents the elimination of inter-segment transactions.

(7) Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(8) Excludes well-servicing rigs, which are measured in rig hours. Rig years represents a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(9) International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 4.0, 3.7 and 4.0 years during the three month periods ended September 30, 2004 and 2003, and June 30, 2004, respectively, and 4.0 and 3.7 years for the nine month periods ended September 30, 2004 and 2003, respectively.

(10) Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.


                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)

A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

                                                                     THREE MONTHS ENDED          NINE MONTHS ENDED
                                                               ------------------------------   -------------------
                                                                  SEPTEMBER 30,      JUNE 30,      SEPTEMBER 30,
                                                               -------------------   --------   -------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                         2004       2003       2004       2004       2003
                                                               --------   --------   --------   --------   --------
Net income (numerator):
   Net income - basic                                          $ 75,626   $ 50,281   $ 46,348   $193,691   $127,357
   Add interest expense on assumed conversion of our
      zero coupon convertible/exchangeable senior
      debentures/notes, net of tax:
        $825 million due 2020 (1)                                    --         --         --         --      3,639
        $1.381 billion due 2021 (2)                               3,119         --         --      9,299         --
        $700 million due 2023 (3)                                    --         --         --         --         --
                                                               --------   --------   --------   --------   --------
   Adjusted net income - diluted                               $ 78,745   $ 50,281   $ 46,348   $202,990   $130,996
                                                               --------   --------   --------   --------   --------
   Earnings per share:
     Basic                                                     $    .51   $    .34   $    .31   $   1.30   $    .87
     Diluted                                                   $    .48   $    .33   $    .30   $   1.24   $    .83

Shares (denominator):
   Weighted average number of shares outstanding - basic (4)    149,089    146,905    148,866    148,646    146,332
   Net effect of dilutive stock options and warrants based
      on the treasury stock method                                6,339      6,473      6,368      6,447      6,680
   Assumed conversion of our zero coupon
      convertible/exchangeable senior debentures/notes:
        $825 million due 2020 (1)                                    --         --         --         --      5,078
        $1.381 billion due 2021 (2)                               8,491         --         --      8,491         --
        $700 million due 2023 (3)                                    --         --         --         --         --
                                                               --------   --------   --------   --------   --------
   Weighted average number of shares outstanding - diluted      163,919    153,378    155,234    163,584    158,090
                                                               --------   --------   --------   --------   --------

(1) Diluted earnings per share for the nine months ended September 30, 2003 reflects the assumed conversion of our $825 million zero coupon convertible senior debentures, as the conversion in the period would have been dilutive. We redeemed for cash the remaining outstanding principal amount of our $825 million zero coupon convertible senior debentures on June 20, 2003 and therefore these debentures did not impact the calculation of diluted earnings per share for the three months ended September 30, 2004 and 2003 and June 30, 2004 and the nine months ended September 30, 2004.

(2) Diluted earnings per share for the three and nine months ended September 30, 2004 reflects the assumed conversion of our $1.381 billion zero coupon convertible senior debentures, as the conversion in those periods would have been dilutive. For the three months ended June 30, 2004 and the three and nine months ended September 30, 2003, the weighted-average number of shares outstanding-diluted excluded 8.5 million potentially dilutive shares issuable upon the conversion of our $1.381 billion zero coupon convertible senior debentures because the inclusion of such shares would have been anti-dilutive, given the level of net income for that period. Net income for the three months ended June 30, 2004, and the three and nine months ended September 30, 2003, excluded the related add-back of interest expense, net of tax, of $3.1 million, $3.0 million and $9.1 million, respectively, for these debentures. These shares would have been dilutive and therefore included in the calculation of the weighted-average number of shares outstanding-diluted had diluted earnings per share been at or above $.37, $.36 and $1.07 for the three months ended June 30, 2004 and the three and nine months ended September 30, 2003, respectively.

(3) Diluted earnings per share for the three and nine months ended September 30, 2004 and 2003 and the three months ended June 30, 2004 excludes approximately 10.0 million potentially dilutive shares initially issuable upon the exchange of our $700 million zero coupon exchangeable senior notes. Such shares are contingently exchangeable under certain circumstances and would only be included in the calculation of the weighted-average number of shares outstanding-diluted if any of those criteria were met. Such criteria were not met during the three months ended June 30, 2004 and the three and nine months ended September 30, 2004 and 2003. Based on the initial exchange price per share, these notes would be exchangeable for our common shares if the closing sale price per share of Nabors' common shares for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to $84.12 for all calendar quarters ending on or before September 30, 2008, and $77.11 for all calendar quarters thereafter.

(4) Includes the following weighted-average number of common shares of Nabors and weighted-average number of exchangeable shares of Nabors Exchangeco, respectively: 148.8 million and .3 million shares for the three months ended September 30, 2004; 146.5 million and .4 million shares for the three months ended September 30, 2003; 148.6 million and .3 million shares for the three months ended June 30, 2004; 148.3 million and .3 million shares for the nine months ended September 30, 2004; and 145.8 million and .5 million shares for the nine months ended September 30, 2003. The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors common shares on a one-for-one basis, and have essentially identical rights as Nabors Industries Ltd. common shares, including but not limited to voting rights and the right to receive dividends, if any.